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                                                                                                               EXHIBIT 11.1

                                              CONSECO, INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                                        (unaudited)

                                                                       Three months ended           Six  months ended
                                                                            June 30,                    June 30,
                                                                      ------------------           ---------------------
                                                                      1996          1995           1996             1995
                                                                      ----          ----           ----             ----

        Shares outstanding, beginning of period..................  41,368,802     40,407,410     40,515,914     44,369,700

        Weighted average shares issued (acquired) during the period:
           Treasury stock acquired...............................        (310)          -          (476,246)    (3,505,042)
           Exercise of stock options.............................      23,189          6,770      1,003,876         67,774
           Preferred stock conversions...........................     336,098           -           168,920            -
           Common equivalent shares related to:
               Stock options at average market price ............   2,350,081      1,364,110      2,331,010      1,374,812
               Employee stock plans .............................   1,016,429        867,090      1,012,400        845,528
               PRIDES............................................   7,472,384            -        6,569,249            -
                                                                   ---------     ----------     -----------    ----------

        Weighted average primary shares outstanding..............  52,566,673     42,645,380     51,125,123     43,152,772
                                                                   ==========     ==========     ==========     ==========


        Net income for primary earnings per share:
           Net  income as reported............................... $50,062,000    $99,870,000    $96,410,000   $124,292,000
           Less Series D preferred stock dividends...............  (4,412,000)    (4,607,000)    (9,018,000)    (9,213,000)
                                                                  -----------    -----------    -----------   ------------

        Net income for primary earnings per share................ $45,650,000    $95,263,000    $87,392,000   $115,079,000
                                                                  ===========    ===========    ===========   ============

        Net income per primary common share......................        $.87          $2.23          $1.71          $2.67
                                                                         ====          =====          =====          =====
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